Exhibit 10.18

AMENDMENT NO. 5
TO
EMPLOYMENT AGREEMENT OF WILLIAM F. WHITMAN, JR.

              This Amendment No. 5 is made this 15th day of December, 2003, by and among THE MIDDLEBY CORPORATION, a Delaware corporation, MIDDLEBY MARSHALL INC., a Delaware corporation, (collectively the “Employer”) and WILLIAM F. WHITMAN, JR. (“Whitman”).

RECITALS

A. Employer and Whitman are parties to that certain Employment Agreement dated as of January 1, 1995, and as amended from time to time thereafter (the “Employment Agreement”).

B. Employer and Whitman wish to amend the Employment Agreement to make certain changes to Whitman’s compensation.

AGREEMENT

              NOW THEREFORE the parties agree as follows:

1. Section 4(b) of the Employment Agreement is hereby amended to read as follows:

“(b) Incentive Compensation. Whitman shall be eligible to participate in the Management Incentive Plan adopted by the Employer in 2001 subject to all terms and conditions thereof. Under such Plan, if the Employer attains certain pre-established EBITDA goals (attainment of such goals to be determined after taking into account any incentive compensation to be paid to Whitman and any other participating Employees under the Plan), Whitman shall be entitled to receive (in addition to his base salary) for the fiscal year ending December 31, 2002 and for each fiscal year thereafter, an amount equal to (i) $310,000 (for fiscal 2002), $360,000 (for fiscal 2003) or $400,000 (for each fiscal year after 2003), plus (ii) an additional $25,000 for each $120,000 by which the Employer’s actual EBITDA for such fiscal year exceeds the EBITDA goal for such fiscal year. The EBITDA goals are set forth on Exhibit A hereto. Effective with respect to bonuses payable under the Management Incentive Plan for fiscal years ending on and after December 31, 2003, the maximum bonus payable to Whitman under the Management Incentive Plan shall be increased to $2,400,000 and the Employer will modify the Management Incentive Plan accordingly.”

2. Section 4 of the Employment Agreement is hereby amended by adding the following new subsections to the end thereof.

“(g) 2003 Bonuses. The Employer agrees to accelerate the payment of approximately 90% of Whitman’s projected bonus for 2003 to be paid no later than December 31, 2003, rather than in 2004 as is normally the case. Payment of the bonus is further conditioned upon attainment of the pre-approved performance goals for 2003, prorated to the date of payment. In addition, in light of the Employer’s financial success during 2003, the Employer agrees to pay to Whitman a bonus, in addition to any incentive compensation to which Whitman may become entitled under the Management Incentive Plan for 2003, in the amount of $430,000, such amount to be paid to Whitman in cash, in one lump sum, on or about, not later than December 31, 2003. Notwithstanding anything contained herein or in the Management Incentive Plan to the contrary, the amount of the additional bonus payable pursuant to immediately foregoing sentence shall be excluded from the calculation of EBITDA under the Management Incentive Plan for purposes of determining bonuses thereunder and the Employer will modify the Management Incentive Plan accordingly.

(h) Stock Options. On October 23, 2003, Whitman was granted a fully vested stock option with respect to 120,000 shares of TMC common stock, under the 1998 Stock Incentive Plan. All options granted to Whitman prior to December 15, 2003, shall be amended, and the form of option agreement used for the grant of any option to Whitman on or after such date shall be revised, to remove any limitations on vesting of such option(s) in the event of a change in control on account of the provisions of sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (or any successor or replacement sections thereto) (the “Code”). TMC agrees to amend the 1998 Stock Incentive Plan, enter into one or more stock option agreements with the Whitman, and modify any other plans or agreements as is necessary to comply with the terms of this Section 4(h).”

3. Section 6(e)(i) of the Employment Agreement is hereby amended to read as follows:

“(i) Whitman shall be entitled to receive (A) on the date of such termination an amount equal to two (2) times his annual base salary in effect at such date; and (B) a payment equal to two times the amount of his incentive compensation under the Management Incentive Plan with respect to the fiscal year immediately prior to the year in which the termination occurs, payable in a single lump sum payment to Whitman, provided, however, that the amount payable pursuant to clauses (A) and (B) shall be limited to the largest amount (if any) which, when added to all other payments made to Whitman and described in Section 280G(b)(2) of the Code does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) thereof. The limitations on the payments made pursuant to clauses (A) and (B) shall in no way limit any other payments made to Whitman which may be described in Section 280(G)(b)(2) of the Code and shall in no way limit the Employer’s obligation under Section 6(h) hereof.”

4. Section 6(g) of the Employment Agreement is hereby amended by adding the following to the end thereof:

“For purposes of this subsection and provided that Whitman’s employment is not terminated under subsection 6(a) hereof, incentive compensation under the Management Incentive Plan for any year shall be deemed to have accrued as of the date of termination if and to the extent that incentive compensation under the Management Incentive Plan would have been payable to Whitman if he had been employed on the last day of such fiscal year and shall be (i) pro rated based on the number of days that Whitman was employed during the fiscal year and (ii) payable in the following fiscal year, on the earlier of April 1 or at the same time as incentive compensation under the Management Incentive Plan for such year is paid to those employees who are still employed by the Employer.”

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5. Section 6 of the Employment Agreement is hereby amended by adding to the end thereof a new subsection (h) to read as follows: “(h) Parachute Payments.

(i) To the extent that any amount payable to Whitman (hereunder or otherwise) along or together with other compensation constitutes a “parachute payment” within the meaning of section 280G(b)(2) of the Code that would result in some or all of the compensation owed being characterized as “excess parachute payments” (as defined by section 280G(b)(1) of the Code), and would, therefore, be subject to an excise tax under section 4999 of the Code (the “Excise Tax”), the Employer shall pay to Whitman, at the time specified below, that additional amount (the “Gross-Up Payment) necessary to reimburse Whitman for the amount of any (i) Excise Tax, (ii) federal, state and local income and employment taxes (including additional Excise Tax) payable with respect to the Gross-Up Payment, and (iii) interest, penalties or additions to tax payable by the Whitman with respect to the Excise Tax or the Gross-Up Payment. For purposes of determining the amount of the Gross-Up Payment, Whitman shall be deemed to pay federal income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Whitman’s residence, and/or any other state or locality that may be applicable, in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(ii) The Gross-Up Payments provided for in Section 6(h)(i) above shall be made upon the earlier of (i) the payment to Whitman of compensation in the nature of a parachute payment or (ii) the imposition upon Whitman or payment by Whitman of any Excise Tax.

(iii) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax is less than the amount taken into account under Section 6(h)(i) above, Whitman shall repay to the Employer within thirty (30) days of Whitman’s receipt of notice of such final determination the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Whitman, if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction). If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax Exceeds the amount taken into account under Section 6(h)(i) above (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make any additional Gross-Up Payment in respect of such excess within thirty (30) days of the Employer’s receipt of notice of such final determination.

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(iv) Notwithstanding anything contained herein or in the Management Incentive Plan to the contrary, the amount of any payments made pursuant to this Section 6(h) shall be excluded from the calculation of EBITDA under the Management Incentive Plan for purposes of determining bonuses thereunder.”

6. The Employer agrees to modify any and all agreements, plans and contracts as may be necessary to effectuate the terms of this Amendment.

7. The effective date of this Amendment No. 5 is October 23, 2003.

8. Except as above amended, the Employment Agreement shall remain in full force and effect.

              IN WITNESS WHEREOF the parties hereto have executed this instrument as of the day and year first above stated.

THE MIDDLEBY CORPORATION AND MIDDLEBY MARSHALL INC.	WILLIAM F. WHITMAN, JR.

By: /s/ Selim A. Bassoul —————————————— President and Chief Executive Officer	/s/ William F. Whitman, Jr. ——————————————

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